Exhibit 99.1

TransAct Technologies Reports Preliminary First Quarter 2022 Financial Results

2022 First Quarter Net Sales of $9.7 Million
FST Recurring Revenue of $1.6 Million, up 30% on a Year-Over-Year Basis
FST Paid Terminals Up 44% from March 31, 2021
Hamden, CT – May 10, 2022 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported preliminary operating results for the quarter ended March 31, 2022.

“While we are certainly disappointed with some of our results for the quarter, we believe we are seeing some bright spots throughout the business that give us confidence in our performance for the remainder of the year. First, we are seeing momentum in our key Food Service Technology (“FST”) business so far in the second quarter, and expect paid terminal growth and labels to resume a more normalized cadence. Second, our casino and gaming market continues to experience record demand, with far more orders than we can produce due to supply chain constraints, as both the domestic and international markets continue to rebound. Third, our across-the-board product price increase, other than FST products, was fully implemented in the beginning of April, a move which is designed to help us protect margins and manage rising costs caused by soaring inflation,” said Bart C. Shuldman, CEO of TransAct. “I believe we remain well positioned to execute for the remainder of the year, and in fact, as of the end of the first quarter of 2022, we have over $13 million in booked orders. Despite sales being negatively impacted by component shortages and Omicron related headwinds in the first quarter, interest in our industry-leading products remains high and we are confident that demand will only continue to grow for the rest of the year.”

First Quarter 2022 Financial Highlights
•	Net Sales: Net sales for the first quarter of 2022 were $9.7 million, up 17% compared to $8.3 million for the first quarter of 2021.
•	FST Recurring Revenue: FST recurring revenue for the first quarter of 2022 was $1.6 million, up 30% compared to $1.2 million for the first quarter of 2021.
•
Gross Profit: Gross profit for the first quarter of 2022 was $3.0 million, resulting in gross margin of 30.9%, compared to gross profit of $3.2 million for the first quarter of 2021, which resulted in a 38.4% gross margin.

•	Operating loss: Operating loss for the first quarter of 2022 was $(5.2) million, compared to operating loss of $(2.7) million for the first quarter of 2021.
•
Net loss: Net loss for the first quarter of 2022 was $(4.0) million, or $(0.41) net loss per diluted share, based on 9.9 million weighted average common shares outstanding. Net loss for the comparable 2021 period was $(2.2) million, or $(0.25) net loss per diluted share, based on 8.9 million weighted average common shares outstanding.

•	EBITDA: EBITDA loss was $(5.0) million for the first quarter of 2022, compared to an EBITDA loss of $(2.5) million for the first quarter of 2021.
•	Adjusted EBITDA loss: Adjusted EBITDA loss was $(4.7) million for the first quarter of 2022, compared to adjusted EBITDA loss of $(2.2) million for the first quarter of 2021.
•	Paid Terminals: Paid terminals in the market were 10,127 on March 31, 2022, compared to 7,009 on March 31, 2021, an increase of 44%.

2022 First Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, May 10, 2022, beginning at 4:30 p.m. ET to discuss the Company’s preliminary first quarter 2022 results and other matters. Both the call and the webcast are open to the general public. The conference call number is 888-224-1005 and the conference ID number is 3010012 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. The Company believes that these non-GAAP financial measures provide relevant and useful information to an investor evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting and assessing financial performance. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net loss before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net loss, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net loss before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP financial measure, can be found attached to this release.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, and POS automation. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic®, and Ithaca® brands. TransAct has sold over 3.6 million printers, terminals and other hardware devices around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, Epic, EPICENTRAL™, Ithaca® and Printrex® are trademarks of TransAct Technologies Incorporated. ©2021 TRANSACT Technologies Incorporated. All rights reserved.

Cautionary Statement Regarding Preliminary Financial Information
The Company has prepared the preliminary financial information set forth below on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting as of and for the three months ended March 31, 2022. This financial information is preliminary and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related review for the three months ended March 31, 2022. During the course of the preparation of the Company’s consolidated financial statements and related notes as of and for the three months ended March 31, 2022, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above.  As a result, there can be no assurance that the Company’s final results for this period will not differ from the preliminary financial information.

This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, this preliminary financial information is not necessarily indicative of the results to be achieved for any future period.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project", "plan", "design", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, the adverse effects of the COVID-19 pandemic, related vaccination rates and the emergence of virus variants on our business, operations, financial condition, results of operations and capital resources, including difficulties or delays in manufacturing or delivery of inventory or other supply chain disruptions, shutdowns and/or operational restrictions imposed on our customers, an inability of our customers to make payments on time or at all, diversion of management attention, necessary modifications to our business practices and operations, cost cutting measures we have made and may continue to make, a possible future reduction in the value of goodwill or other intangible assets, inadequate manufacturing capacity or a shortfall or excess of inventory as a result of difficulty in predicting manufacturing requirements due to volatile economic conditions, price increases or decreased availability of component parts or raw materials, exchange rate fluctuations, volatility of and decreases in trading prices of our common stock and the availability of needed financing on acceptable terms or at all; our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition; our reliance on an unrelated third party to develop, maintain and host certain web-based food service application software and develop and maintain selected components of our downloadable software applications pursuant to a non-exclusive license agreement, and the risk that interruptions in our relationship with that third party could materially impair our ability to provide services to our food service technology customers on a timely basis or at all and could require substantial expenditures to find or develop alternative software products; our ability to successfully transition our business into the food service technology market; risks associated with potential future acquisitions; general economic conditions; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States; our dependence on technology licenses from third parties; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; the effect of the United Kingdom’s withdrawal from the European Union; and other risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.
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Investor Contact:
Bart Shuldman Chief Executive Officer TransAct Technologies Incorporated	Ryan Gardella ICR, Inc. Ryan.Gardella@ircinc.com

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Preliminary and Unaudited)

	Three months ended March 31,
	2022	2021
	(In thousands, except per share data)

Net sales	$9,702	$8,301
Cost of sales	6,708	5,112
Gross profit	2,994	3,189

Operating expenses:
Engineering, design and product development	2,283	1,803
Selling and marketing	2,683	1,443
General and administrative	3,204	2,609
	8,170	5,855
Operating loss	(5,176)	(2,666)

Interest and other expense:
Interest, net	(64)	(13)
Other, net	(35)	(83)
	(99)	(96)

Loss before income taxes	(5,275)	(2,762)
Income tax benefit	1,262	556
Net loss	$(4,013)	$(2,206)

Net loss per common share:
Basic	$(0.41)	$(0.25)
Diluted	$(0.41)	$(0.25)

Shares used in per share calculation:
Basic	9,886	8,948
Diluted	9,886	8,948

SUPPLEMENTAL INFORMATION – SALES BY MARKET: (Preliminary and Unaudited)
	Three months ended March 31,
	2022	2021
	(In thousands)

Food service technology	$2,130	$2,747
POS automation	1,300	1,164
Casino and gaming	4,762	2,865
Printrex	-	159
TransAct services group	1,510	1,366
Total net sales	$9,702	$8,301

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
	March 31,	December 31,
	2022	2021
Assets:	(In thousands)
Current assets:
Cash and cash equivalents	$11,994	$19,457
Accounts receivable, net	6,882	7,593
Employee retention credit receivable	1,500	1,500
Inventories	9,048	7,720
Prepaid income taxes	142	137
Other current assets	1,579	738
Total current assets	31,145	37,145

Fixed assets, net	3,100	2,684
Right-of-use asset	2,349	2,553
Goodwill	2,621	2,621
Deferred tax assets	6,402	5,141
Intangible assets, net	358	397
Other assets	308	400
	15,138	13,796
Total assets	$46,283	$50,941

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,997	$4,308
Accrued liabilities	3,631	3,894
Lease liability	744	789
Deferred revenue	823	805
Total current liabilities	9,195	9,796

Deferred revenue, net of current portion	171	186
Lease liability, net of current portion	1,617	1,781
Other liabilities	187	187
	1,975	2,154
Total liabilities	11,170	11,950

Shareholders’ equity:
Common stock	139	139
Additional paid-in capital	55,423	55,246
Retained earnings	11,560	15,573
Accumulated other comprehensive income, net of tax	101	143
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	35,113	38,991
Total liabilities and shareholders’ equity	$46,283	$50,941

TRANSACT TECHNOLOGIES INCORPORATED RECONCILIATION OF NET LOSS TO EBITA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES (Preliminary and Unaudited)
	Three months ended March 31,
	2022	2021
	(In thousands)

Net loss	$(4,013)	$(2,206)

Interest expense, net	64	13
Income tax benefit	(1,262)	(556)
Depreciation and amortization	228	240

EBITDA	(4,983)	(2,509)

Share-based compensation expenses	296	264

Adjusted EBITDA	$(4,687)	$(2,245)